Exhibit 99.1

M/I Homes Reports
2020 Third Quarter Results

Columbus, Ohio (October 28, 2020) - M/I Homes, Inc. (NYSE:MHO) announced results for the three and nine months ended September 30, 2020.

2020 Third Quarter Highlights:
•New contracts increased 71% to 2,949 contracts, an all-time quarterly record
•Backlog units increased 54% to 4,503, an all-time quarterly record
•Backlog sales value reached $1.8 billion, an all-time quarterly record
•Homes delivered increased 29% to 2,137, an all-time quarterly record
•Revenue increased 30% to an all-time quarterly record of $847.9 million
•Pre-tax income increased 90% to $95.1 million, an all-time quarterly record
•Third quarter net income of $73.5 million ($2.51 per diluted share), a 94% increase compared to $37.8 million ($1.32 per diluted share) in 2019
•Shareholders’ equity reached an all-time record of $1.2 billion, a 23% increase from a year ago, with book value per share of $41
•Homebuilding debt to capital of 36% compared to 44% at September 30, 2019

For the third quarter, pre-tax income increased 90% to a record $95.1 million and third quarter net income increased 94% to $73.5 million, or $2.51 per diluted share. This compares to pre-tax income of $50.1 million and net income of $37.8 million, or $1.32 per diluted share, for the third quarter of 2019. For the nine months ended September 30, 2020, net income increased 86% to a record $159.8 million, or $5.50 per diluted share, compared to $85.8 million, or $3.04 per diluted share, for the same period of 2019.

Homes delivered in 2020’s third quarter increased 29% to a record 2,137. This compares to 1,651 homes delivered in 2019’s third quarter. Homes delivered for the nine months ended September 30, 2020 increased 25% to a record 5,467 from 2019's deliveries of 4,375. New contracts for the third quarter of 2020 were a record 2,949, a 71% increase over 2019’s 1,721. For the first nine months of 2020, new contracts increased 43% to a record 7,299 compared to 5,096 in 2019. Homes in backlog at September 30, 2020 had a total sales value of $1.8 billion, a 60% increase from a year ago. Backlog units at September 30, 2020 increased 54% to a record 4,503 homes, with an average sales price of $404,000. At September 30, 2019, backlog sales value was $1.1 billion, with backlog units of 2,915 and an average sales price of $390,000. M/I Homes had 207 active communities at September 30, 2020 compared to 221 active communities at September 30, 2019. The Company's cancellation rate was 10% and 13% in the third quarter of 2020 and 2019, respectively.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We had an outstanding quarter highlighted by a 71% increase in new contracts, a 29% increase in homes delivered and a 94% increase in net income. Our gross margins were very strong, improving 240 basis points over last year, and our overhead expense ratio improved by 60 basis points. As a result, our third quarter pre-tax income percentage improved to 11.2% from 7.7% last year. And, our backlog sales value at September 30, 2020 increased 60% to a record $1.8 billion.”

Mr. Schottenstein continued, “We ended the quarter with record-high shareholders’ equity of $1.2 billion, an increase of 23% from 2019’s third quarter, book value of $41 per share, cash of $203 million, no borrowings on our $500 million credit facility and a homebuilding debt to capital ratio of 36%. Despite the impact of COVID-19, housing fundamentals remain strong. We have significant operating momentum and are poised to continue delivering very strong results in 2020.”

J. Thomas Mason Announces Retirement

On October 27, 2020, J. Thomas Mason announced his decision to retire as Executive Vice President, Secretary, and Chief Legal Officer of M/I Homes effective after the Company has hired his replacement to assure a smooth and orderly transition of responsibilities. It is anticipated that such transition will occur in the first half of 2021. In connection with Mr. Mason’s retirement announcement, Robert H. Schottenstein stated, “Tom Mason has been an outstanding leader of our company since joining M/I in 2002. A valued co-worker and friend, Tom has meaningfully contributed to our success. We thank him for all he has done, and wish him only the best in his retirement; and we look forward to a smooth transition in the first half of next year.”

The Company will broadcast live its earnings conference call today at 4:00 p.m. Eastern Time. To listen to the call live, log on to the M/I Homes website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through October 2021.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold over 125,500 homes. The Company’s homes are marketed and sold primarily under the trade names M/I Homes and Showcase Collection (exclusively by M/I Homes), and are also currently sold under the name Hans Hagen Homes in the Minneapolis/St. Paul, Minnesota market. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Tampa, Sarasota and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; and Charlotte and Raleigh, North Carolina.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “envisions,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, including the impact of COVID-19, interest rates, availability of resources, competition, market concentration, land development activities, integration of acquisitions, construction defects, product liability and warranty claims and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2019, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Kevin C. Hake, Senior Vice President, Treasurer, (614) 418-8227
Ann Marie W. Hunker, Vice President, Controller, (614) 418-8225

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (unaudited)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
New contracts	2,949	1,721	7,299	5,096
Average community count	214	221	219	216
Cancellation rate	10%	13%	12%	13%
Backlog units	4,503	2,915	4,503	2,915
Backlog sales value	$1,819,231	$1,137,207	$1,819,231	$1,137,207
Homes delivered	2,137	1,651	5,467	4,375
Average home closing price	$380	$382	$378	$388

Homebuilding revenue:
Housing revenue	$812,999	$631,380	$2,067,148	$1,695,558
Land revenue	5,976	8,511	11,109	23,042
Total homebuilding revenue	$818,975	$639,891	$2,078,257	$1,718,600

Financial services revenue	28,946	13,454	61,461	39,540
Total revenue	$847,921	$653,345	$2,139,718	$1,758,140

Cost of sales - operations	653,407	519,082	1,672,122	1,410,849
Cost of sales - purchase accounting adjustments	—	82	—	639
Gross margin	$194,514	$134,181	$467,596	$346,652
General and administrative expense	48,879	39,385	123,763	106,248
Selling expense	49,539	40,147	127,494	109,150
Operating income	$96,096	$54,649	$216,339	$131,254
Equity in income from joint venture arrangements	(252)	(52)	(307)	(118)
Interest expense	1,239	4,637	8,454	16,626
Income before income taxes	$95,109	$50,064	$208,192	$114,746
Provision for income taxes	21,572	12,226	48,401	28,939
Net income	$73,537	$37,838	$159,791	$85,807

Earnings per share:
Basic	$2.57	$1.35	$5.60	$3.10
Diluted	$2.51	$1.32	$5.50	$3.04

Weighted average shares outstanding:
Basic	28,653	27,981	28,554	27,695
Diluted	29,286	28,598	29,030	28,238

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	September 30,
	2020	2019
Assets:
Total cash, cash equivalents and restricted cash (1)	$202,512	$33,451
Mortgage loans held for sale	140,046	128,322
Inventory:
Lots, land and land development	840,637	824,835
Land held for sale	4,357	8,465
Homes under construction	863,603	848,302
Other inventory	134,812	145,466
Total Inventory	$1,843,409	$1,827,068

Property and equipment - net	25,696	27,621
Investments in joint venture arrangements	34,038	47,557
Operating lease right-of-use assets	52,574	19,059
Goodwill	16,400	16,400
Deferred income tax asset	9,205	11,988
Other assets	96,675	70,137
Total Assets	$2,420,555	$2,181,603

Liabilities:
Debt - Homebuilding Operations:
Senior notes due 2021 - net	$—	$298,712
Senior notes due 2025 - net	247,483	246,962
Senior notes due 2028 - net	394,363	—
Notes payable - homebuilding	—	189,900
Notes payable - other	5,325	5,508
Total Debt - Homebuilding Operations	$647,171	$741,082

Notes payable bank - financial services operations	136,119	108,594
Total Debt	$783,290	$849,676

Accounts payable	176,581	169,528
Operating lease liabilities	52,666	19,059
Other liabilities	233,278	188,699
Total Liabilities	$1,245,815	$1,226,962

Shareholders’ Equity	1,174,740	954,641
Total Liabilities and Shareholders’ Equity	$2,420,555	$2,181,603

Book value per common share	$40.87	$33.92
Homebuilding debt to capital ratio (2)	36%	44%
(1)Includes $0.2 million and $0.5 million of restricted cash and cash held in escrow for the quarters ended September 30, 2020 and 2019, respectively.
(2)The ratio of homebuilding debt to capital is calculated as the carrying value of our homebuilding debt outstanding divided by the sum of the carrying value of our homebuilding debt outstanding plus shareholders’ equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data (unaudited)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Cash provided by (used in) operating activities	$114,400	$(9,640)	$197,226	$977
Cash used in investing activities	$(10,625)	$(8,980)	$(31,327)	$(25,710)
Cash provided by financing activities	$4,714	$31,678	$30,530	$36,655

Land/lot purchases	$106,846	$92,096	$266,824	$258,438
Land development spending	$88,682	$68,780	$222,604	$185,508
Land sale revenue	$5,976	$8,511	$11,109	$23,042
Land sale gross profit	$187	$75	$251	$530

Financial services pre-tax income	$19,179	$5,623	$35,647	$17,279

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results (1)
(Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net income	$73,537	$37,838	$159,791	$85,807
Add:
Provision for income taxes	21,572	12,226	48,401	28,939
Interest expense net of interest income	327	3,625	5,835	13,788
Interest amortized to cost of sales	8,803	7,836	23,127	20,609
Depreciation and amortization	4,590	4,089	13,014	11,796
Non-cash charges	2,274	1,492	6,372	4,086
Adjusted EBITDA	$111,103	$67,106	$256,540	$165,025

M/I Homes, Inc. and Subsidiaries
Non-GAAP Reconciliation (1)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Income before income taxes	$95,109	$50,064	$208,192	$114,746
Add: Purchase accounting adjustments (2)	—	82	—	639
Adjusted income before income taxes	$95,109	$50,146	$208,192	$115,385

Net income	$73,537	$37,838	$159,791	$85,807
Add: Purchase accounting adjustments - net of tax (2)	—	61	—	473
Adjusted net income	$73,537	$37,899	$159,791	$86,280

Purchase accounting adjustments - net of tax (2)	$—	$61	$—	$473

Divided by: Diluted weighted average shares outstanding	29,286	28,598	29,030	28,238

Diluted earnings per share related to purchase accounting adjustments (2)	$—	$—	$—	$0.02

Add: Diluted earnings per share	2.51	1.32	5.50	3.04

Adjusted diluted earnings per share	$2.51	$1.32	$5.50	$3.06
(1)    We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.
(2) Represents purchase accounting adjustments related to our acquisition of Pinnacle Homes in Detroit, Michigan on March 1, 2018.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

	NEW CONTRACTS
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
Region	2020	2019	Change	2020	2019	Change
Northern	1,176	635	85%	2,951	2,040	45%
Southern	1,773	1,086	63%	4,348	3,056	42%
Total	2,949	1,721	71%	7,299	5,096	43%

	HOMES DELIVERED
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
Region	2020	2019	Change	2020	2019	Change
Northern	868	651	33%	2,190	1,739	26%
Southern	1,269	1,000	27%	3,277	2,636	24%
Total	2,137	1,651	29%	5,467	4,375	25%

	BACKLOG
	September 30, 2020			September 30, 2019
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Northern	1,904	$814	$427,000	1,231	$529	$430,000
Southern	2,599	$1,005	$387,000	1,684	$608	$361,000
Total	4,503	$1,819	$404,000	2,915	$1,137	$390,000

	LAND POSITION SUMMARY
	September 30, 2020			September 30, 2019
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Northern	6,858	6,892	13,750	6,696	5,015	11,711
Southern	8,203	17,640	25,843	8,145	9,210	17,355
Total	15,061	24,532	39,593	14,841	14,225	29,066